Exhibit 12.1

Jeffrey Turner – Attorney at Law

897 Baxter Drive

So. Jordan, Utah 84095

(801) 810-4465

Admitted in the State of Utah

July 11, 2022

Eric Lehner

Chief Executive Officer

Winning Brands Corporation

92 Caplan Avenue, Suite 134

Barrie, Ontario L4N 9J2, Canada

705-737-4062

Dear Mr. Lehner:

I have acted, at your request, as special counsel to Winning Brands Corporation, a Delaware corporation (the “Company”), for the purpose of rendering an opinion as to the legality of (i) 15,000,000 shares of Series B Preferred Stock offered by the Company at a price of $1.00 per share, to be offered and distributed by Company (the “Shares”), and (ii) and (ii) shares of Common Stock issuable upon the conversion of the Shares, pursuant to a Tier 1 Offering Statement filed under Regulation A of the Securities Act of 1933, as amended, by Company with the U.S. Securities and Exchange Commission (the "SEC") on Form 1-A, for the purpose of registering the offer and sale of the Shares (“Offering Statement”).

In rendering this opinion, I have reviewed (a) statutes of the State of Delaware, to the extent I deem relevant to the matter opined upon herein; (b) true copies of the Articles of Incorporation of Company and all amendments thereto; (c) the By-Laws of Company; (d) selected proceedings of the board of directors of Company authorizing the issuance of the Shares; (e) certificates of officers of Company and of public officials; (f) and such other documents of Company and of public officials as I have deemed necessary and relevant to the matter opined upon herein.

I have assumed (a) the Offering Statement filed on Form 1-A and all corresponding exhibits (collectively, the "Documents") have been duly authorized and executed; (b) the persons who executed the Documents had the legal capacity to do so; and (c) the persons identified as officers are actually serving as such and that any shares issued under and pursuant to the Offering Statement will be properly authorized by one or more such persons.

Based upon my review described herein, it is my opinion the Shares are duly authorized and when/if issued and delivered by Company against payment therefore, as described in the offering statement, will be validly issued, fully paid, and non-assessable.

I have not been engaged to examine, nor have I examined, the Offering Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form 1-A, and I express no opinion with respect thereto. The forgoing opinion is strictly limited to matters of Delaware corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Delaware, as specified herein.

I hereby consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Circular constituting a part of the Offering Statement. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Sincerely,

JDT LEGAL, PLLC

/s/ Jeffrey Turner

Jeffrey Turner